TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is dated as of December 4th, 2006 (the “Effective Date”), and is between Westland Development Co., Inc., a New Mexico corporation (“Westland”), and Atrisco Oil & Gas LLC, a New Mexico limited liability company (“Atrisco”).

WHEREAS, Atrisco has requested, and Westland has agreed to provide, certain services to Atrisco pursuant to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.  Services and Fees.

(a)  Services. The services to be rendered by Westland under this Agreement are set forth on Exhibit A attached hereto and made a part hereof (hereinafter, collectively referred to as the "Services").

(b)  Fees. In consideration of providing the Services, Atrisco shall pay to Westland the fees set forth on Exhibit A attached hereto (the “Fees”), which Fees will approximate the fully-allocated cost to Westland, without markup or profit, of providing the Services. Within ten business days following the end of each calendar month, Westland shall send Atrisco an invoice detailing the aggregate amount of Fees incurred during the immediately preceding month, which invoice shall be paid by Atrisco to Westland within 30 days following receipt thereof. Notwithstanding the foregoing, Atrisco shall not be required to pay the first $200,000 in Fees incurred during each one-year period commencing on the Effective Date and the first and second anniversary thereof.

2.   Term. Westland shall provide each of the Services for a period commencing on the Effective Date and ending on the third anniversary thereof (the “Service Term”), subject to the right of Atrisco to terminate any Service on 30 days’ prior written notice to Westland. All terms of this Agreement shall remain in effect until no Services are being provided hereunder (the “Services Term”). In the event Atrisco shall fail to pay any amount due to Westland within 60 days of the date due, Westland shall have the right, upon five business days’ prior written notice to Atrisco, to terminate this Agreement; provided, however, that prior to such termination, Atrisco shall have the opportunity, within such five business day period, to avoid such termination by paying the amount due.

3.   Manner of Providing Services; Cooperation. Westland shall use all reasonable efforts to provide the Services specified under this Agreement with the same degree of care, skill, and prudence customarily exercised for its own operations. Atrisco agrees to cooperate with Westland in Westland’s provision of the Services hereunder, and each party agrees to use reasonable efforts in good faith to cooperate with the other party in all matters relating to the provision and receipt of such Services.

4.  Confidentiality. Each party agrees that it, its affiliates and their respective employees, agents and representatives shall keep confidential all data and information of the other party or its representatives obtained thereby in connection with this Agreement in the same manner that such party keeps its own such data and information confidential, except for information that was or becomes generally available in the public domain through sources other than the disclosing party and except as disclosure thereof may be required by applicable law as reasonably determined by legal counsel to such party, provided, that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order to protect such information from public disclosure. The terms of this Section 4 shall survive indefinitely.

5.  Non-Solicitation and Non-Hiring of Employees. During the Service Term and for a period of two years thereafter, neither party will, directly or indirectly, solicit for employment, hire or otherwise retain any employee, consultant or independent contractor of the other party without the prior written consent of the other party.

6.  Liability of Westland; Indemnification.

(a) Notwithstanding anything to the contrary contained herein, neither Westland nor any of its affiliates nor any of their respective directors, officers, employees, or representatives will be liable to Atrisco or any of its affiliates for any losses or damages suffered in respect of any services, facilities or employees provided or omitted to be provided pursuant to this Agreement other than by reason of any such person’s gross negligence or willful misconduct in the provision of any service pursuant to this Agreement or willful failure to furnish any service required to be provided pursuant to this Agreement.

(b)  Atrisco shall indemnify and hold harmless Westland and its affiliates, and their respective officers, directors, shareholders, members, employees, independent contractors, personal representatives, heirs, attorneys, agents and assigns (collectively, “Westland Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, fines, penalties, judgments or amounts paid in settlement (or actions, suits or proceedings, or investigations in respect thereof) and expenses (including, without limitation, reasonable attorneys fees) (collectively, “Losses”) that any Westland Indemnified Party may incur as a result of any claim that arises out of or relates to this Agreement or the performance by Westland of its obligations under this Agreement; provided, however, that the foregoing indemnification shall not apply to Losses attributable to a Westland Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section 6 shall survive the termination of this Agreement, and assignment of any rights hereunder.

7.  Limitation of Liability. In no event will Westland or its affiliates be liable for any punitive, special or incidental damages, losses or expenses arising in connection with this agreement, or in connection with any failure of performance, error, omission, interruption, defect, delay in operation or transmission, computer virus or line or system failure, even if such person or its representatives are advised of the possibility of such damages, losses or expenses.

8.  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New Mexico (without giving effect to any conflicts of laws principles thereof or of any other State).

9.   Miscellaneous.

(a)  This Agreement shall be binding upon and inure to the benefit of each party hereto, its legal successors and permitted assigns, including, without limitation, successors by merger or consolidation, provided, that neither party may assign this Agreement without the consent of the other party.

(b)  This Agreement (together with Exhibit A hereto) contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. It may not be amended, modified or supplemented, and none of its provisions may be waived, except by an agreement in writing signed by the parties hereto.

(c)  If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

(d)  Westland or Atrisco by written notice to the other may (x) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (y) waive compliance with any of the covenants of the other contained in this Agreement, or (z) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken or not taken pursuant to this Agreement will be deemed to constitute a waiver of any breach of any covenant contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

(e)  The headings set forth in this Agreement are used solely for convenience of reference and shall not control or affect the meaning or interpretation of any of the provisions.

(f)  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. The exchange (by facsimile) of facsimile copies of executed counterparts of this Agreement shall be deemed execution and delivery thereof.

(g)  Each party agrees to execute such agreements and other documents and to take such further actions as the other party may reasonably request in order to carry out the provisions of this Agreement in accordance herewith.

(h)  The Services provided hereunder shall be rendered by Westland as an independent contractor. Nothing in this Agreement shall be construed to create or constitute a partnership or joint venture between the parties, or any other relationship between the parties not expressly provided for herein. Neither Westland nor any of its affiliates (i) assumes any obligation or liability of Atrisco or any other person or entity affiliated with Atrisco or (ii) will have any authority, or will exercise any control, over any property or assets of Atrisco.

[Signature page follows]

IN WITNESS WHEREOF, Westland and Atrisco have caused this Services Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

WESTLAND DEVELOPMENT CO., INC.

By:
Bruce Cook
Executive Vice President

ATRISCO OIL & GAS LLC

By:	/s/ Randolph M. Sanchez
Name:	Randolph M. Sanchez
Title:	Board Member

/s/ Ray Mares Jr., Board member

/s/ Josie G. Castillo

/s/ Barbara Page

/s/ Georgia Baca

/s/ Joe S. Chavez

Exhibit A

Service	Fees	Estimate Annual Amount (subject to actual usage)

Rent for 1,000 ft2 of Westland’s first floor office and conference room	Actual cost (not to exceed $14.50 per ft2)	$14,500 per year of the Service Term
Common area maintenance	Actual cost (not to exceed $1.50 per ft2)	$1,500 per year of the Service Term
Real estate taxes	Actual cost (not to exceed $1.00 per ft2)	$1,000 per year of the Service Term
Utilities (water, sewer and electric)	Actual cost (not to exceed $3.00 per ft2)	$3,000 per year of the Service Term
Wages for one full-time and one part-time employee	Actual cost (not to exceed $30.00 per hour)	$85,000 per year of the Service Term
Benefits for one full-time employee	Actual cost	$14,000 per year of the Service Term
Office supplies	Actual cost	$10,000 per year of the Service Term
Accounting services	Actual cost	$30,000 per year of the Service Term
Computer supplies and equipment	One time actual cost	$3,000 per year of the Service Term
Quarterly newsletter	Actual cost	$10,000 per year of the Service Term
Telephone services	Actual cost	$3,000 per year of the Service Term
Postage	Actual cost	$10,000 per year of the Service Term
Courier services	Actual cost	$3,000 per year of the Service Term
Copier supplies	Actual cost	$3,000 per year of the Service Term
Internet website development	One time actual cost (not to exceed $100 per hour)	$3,000 during the entire Service Term
Internet website maintenance	Actual cost (not to exceed $100 per hour)	$3,000 per year of the Service Term